HOLLYER BRADY SMITH & HINES LLP
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                              October 27, 2000

BY EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Tax-Free Trust of Arizona
               File Nos. 33-1857 and 811-4503

Dear Sirs:

     On behalf of Tax-Free of Arizona (the "Trust") I enclose for filing with the Commission, pursuant to Rule 485(b) under the Securities Act of 1933 (the "1933 Act") and pursuant to the Investment Company Act of 1940 (the "1940 Act"), the following documents:

     In accordance with Rule 472(b) under the 1933 Act and Rule 8b-11 under the 1940 Act, the text on Form N-1A of Post-Effective Amendment No. 19 to the Registration Statement of the Trust under the 1933 Act and Amendment No. 20 to the Registration Statement of the Fund under the 1940 Act, marked to show changes.

     Pursuant to Rule 485(b) it is proposed that this amendment will become effective on October 31, 2000.

     This filing does not contain disclosures that would make it ineligible to be filed under Rule 485(b). The filing conforms to comments we received with respect to numerous filings for other funds during 1999, and as such has numerous technical revisions from the prior filing, which although important do not make the filing ineligible under Rule 495(b).


                              Very truly yours,

                              /s/ W.L.D. Barrett

                              William L. D. Barrett